UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                      The Goodheart - Willcox Company, Inc.
                      -------------------------------------
                                (Name of Issuer)

                          Common Stock, $1.00 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    382168102
                                    ---------
                                 (CUSIP Number)

                                December 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------
CUSIP No. 382168102
--------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Century America Corporation
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Illinois
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            42,700 shares
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                42,700 shares
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           42,700 shares
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

Item 1(a):     Name of Issuer:
----------     ---------------
               The Goodheart - Willcox Company, Inc.

Item 1(b):     Address of Issuer's Principal Executive Offices:
----------     ------------------------------------------------
               123 Taft Drive
               South Holland, Illinois  60473

Item 2(a)      Name of Person Filing:
---------      ----------------------
               Century America Corporation

Item 2(b):     Address of Principal Business Office:
----------     -------------------------------------
               875 N. Michigan Avenue, Suite 3707
               Chicago, Illinois  60611

Item 2(c):     Citizenship:
----------     ------------
               Illinois

Item 2(d):     Title of Class of Securities:
----------     -----------------------------
               Common stock, $1.00 par value

Item 2(e):     CUSIP Number:
----------     -------------
               382168102

Item 3:        If this statement is filed pursuant toss.ss. 240.13d-1(b), or
-------        -------------------------------------------------------------
               240.13d-2(b) or (c), . . .:
               ---------------------------
               Not applicable.

Items 4:       Ownership
--------       ---------

Item 4(a)      Amount beneficially owned:  42,700 shares
---------      -------------------------

Item 4(b)      Percent of class:  7.3%
---------      -----------------

Item 4(c)
---------
               (i)       Sole power to vote or to direct the vote:  42,700
                          shares

               (ii)      Shared power to vote or to direct the vote:  0

               (iii)     Sole power to dispose or to direct the
                         disposition of: 42,700 shares

               (iv)      Shared power to dispose or to direct the
                         disposition of:  0

Item 5:        Ownership of Five Percent or Less of a Class:
-------        ---------------------------------------------
               Not applicable.

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:
-------        ----------------------------------------------------------------
               Not applicable.

Item 7:        Identification and Classification of the Subsidiary Which
-------        ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               --------
               Not applicable.

Item 8:        Identification and Classification of Members of the Group:
-------        ----------------------------------------------------------
               Not applicable.

Item 9:        Notice of Dissolution of Group:
-------        -------------------------------
               Not applicable.

Item 10:       Certification:
--------       --------------
               By signing below, the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  January 7, 1999


                           CENTURY AMERICA CORPORATION



                           By: /s/ Richard N. Hokin
                               ------------------------
                                   Richard N. Hokin
                                   Vice President